Exhibit 10.21
COMMUNITY BANK OF TRI-COUNTY
EXECUTIVE DEFERRED COMPENSATION PLAN
     The purpose of the Community Bank of Tri-County Executive Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to aid in retaining and attracting officers of exceptional ability by providing them an opportunity to defer the payment of their current compensation to a later date, in accordance with the terms of the Plan. The effective date of the Plan is January 1, 2007.
ARTICLE I
Definitions
     1.1 “Agreement” shall mean the Deferred Compensation Agreement attached hereto as Exhibit A.
     1.2 “Bank” means the Community Bank of Tri-County, or any successor thereto.
     1.3 “Beneficiary” shall mean the Participant’s beneficiary designated pursuant to Article 4 of the Plan.
     1.4 “Board of Directors” shall mean the Board of Directors of the Bank.
     1.5 “Cause” shall mean termination of employment due to the following: (i) acts of personal dishonesty which have resulted in loss to the Company, or one of its affiliates, (ii) intentional failure to perform stated duties, (iii) willful violation of any law, rule, regulation (other than traffic violations or similar offenses), (iv) becoming subject to the entry of a final cease and desist order which results in substantial loss to the Company or one of its affiliates, (v) conviction of a crime or act involving moral turpitude, (vi) willful breach of the Company’s code of conduct and business ethics, (vii) disqualification or prohibition by any governmental or self-regulatory authority from serving in the Participant’s then-current employment capacity or (viii) willful attempt to obstruct or failure to cooperate with any investigation authorized by the Board of Directors or any governmental or self-regulatory entity.
     1.6 “Change in Control” means the occurrence of any of the following:
     (a) Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;
     (b) Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person(s) has or have become the beneficial owner(s) of twenty-five percent (25%) or more of a class of the Company’s voting securities, but this clause

(b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;
     (c) Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least three-fourths (3/4) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or
     (d) Sale of Assets: The Company sells to a third party all or substantially all of its assets.
     Notwithstanding anything herein to the contrary, the definition of Change in Control under this Plan shall be interpreted in accordance with Section 409A of the Code and any regulations issued thereunder, as amended from time to time.
     1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.8 “Company” shall mean Tri-County Financial Corporation, or any successor thereto.
     1.9 “Compensation” shall mean base salary paid to a Participant during the applicable Plan Year.
     1.10 “Deferral Account” shall mean the bookkeeping account to which amounts deferred under the Plan are credited in accordance with Article III of the Plan.
     1.11 “Effective Date” shall have the meaning set forth in Article XVI.
     1.12 “Participant” means an officer of the Bank designated by the Board of Directors as a Plan participant.
     1.13 “Plan” shall mean this Community Bank of Tri-County Executive Deferred Compensation Plan.
     1.14 “Plan Year” means a twelve month period commencing January 1st and ending the following December 31st.

ARTICLE II
Eligibility And Deferral Elections
     2.1 Eligibility to participate in the Plan is limited to officers of the Bank who are designated as Participants by the Board of Directors.
     2.2 A Plan Participant may elect to defer all or any portion of the Compensation otherwise payable from the Bank and/or Company, for any Plan Year in which the Plan is in effect. Deferral elections for a given Plan Year shall be made no later than December 31st of the preceding Plan Year or, for new Participants, within thirty (30) days of initial eligibility to participate in the Plan.
     2.3 Deferral elections pursuant to Section 3.2, once made, shall continue in effect for subsequent Plan Years unless a Participant files a new Agreement prior to December 31 of the Plan Year prior to the Plan Year in which the change will take place. A subsequent deferral election will only become effective as of the following January 1st.
ARTICLE III
Deferred Compensation
     3.1 Amounts deferred shall be credited by the Bank and the Company as of the end of each calendar quarter to the Deferral Account established in the name of each Participant, in accordance with the terms of the Participant’s deferral election under the Agreement. Participants shall be 100% vested in their Deferral Accounts at all times.
     3.2 In addition to the funds credited quarterly to Participants’ Deferral Accounts, each Deferral Account shall be adjusted as of the end of each calendar year by an amount equal to the consolidated Return on Equity (“ROE”) of the Company, as determined in accordance with generally accepted accounting principles (GAAP), which rate shall be adjusted as of each subsequent January 1st.
ARTICLE IV
Distributions
     4.1 Upon any “separation from service” within the meaning of Section 409A of the Code, a Participant’s Deferral Account shall be distributed in the form of (1) a lump sum or (2) equal installments over a period from one to five years, as elected by the Participant. Payment shall be made or commence on or before the January 15th immediately following the calendar year in which a Participant separates from service or on the date designated by the Participant in the Agreement. Notwithstanding anything in the Plan or an Agreement to the contrary, however, a Participant’s Deferral Account will be paid to the Participant (or his Beneficiary or estate) in a lump sum as soon as practicable following the effective date of a Change in Control.
     4.2 Upon the death of a Participant prior to receipt of all benefits payable under this Article IV, the such payment(s) shall be made in accordance with the Participant’s previous distribution election to the Beneficiary designated by the Participant in his or her Agreement (and, in the absence of a validly designated Beneficiary, to the Participant’s estate).
     4.3 Agreements made hereunder shall be prospective only and shall be irrevocable with respect to amounts deferred pursuant to the Agreement. Participants may not change a previously scheduled distribution election, unless such change is made in accordance with Section 409A of the Code. Notwithstanding the foregoing, a Participant may at any time and from time to time (i) change the Beneficiary designated in paragraph 3 of the Agreement, and/or (ii) change the deferral amounts for a subsequent calendar year in accordance with Article II of this Plan.
ARTICLE V
Source and Form of Benefits
     5.1 The Plan shall constitute an unfunded, unsecured promise to provide benefits in the future, to the extent such benefits become payable. Benefits shall be paid from the general assets of the Bank or Company, and no person shall, by virtue of this Plan, have any interest in such assets (other than as an unsecured creditor). In the event that a trust is established as described herein at Article VIII, the trustee of such trust shall inform the Board of Directors annually prior to the commencement of each fiscal year as to the manner in which such trust assets shall be invested.
     5.2 Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and the regulations issued thereunder, benefits payable under the Plan to any Participant who is a “specified employee” for purposes of Section 409A of the Code shall be delayed for a period of six months from the otherwise applicable distribution date.
ARTICLE VI
Assignment
     6.1 Except as otherwise provided by this Plan, it is agreed that neither the Participant, nor any other person or persons, shall have any right to commute, sell, assign, transfer, encumber, pledge or otherwise convey the right to receive any benefits under this Plan.
ARTICLE VII
No Retention of Services
     7.1 The Plan shall not be deemed to constitute a contract of employment between the Bank or the Company and any Participant.

ARTICLE VIII
Rights of Participants
     8.1 The rights of the Participants under this Plan shall be solely those of unsecured creditors. In the event that the Bank or the Company establish an irrevocable trust in connection with the Plan (“Trust”), the trust assets shall remain at all times subject to claims by their general creditors in accordance with applicable law.
ARTICLE IX
Reorganization
     9.1 The Bank agrees that it will not merge or consolidate into any other corporation or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the parties as herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this paragraph, without having made adequate provision for the fulfillment of obligations under the Plan.
ARTICLE X
Amendment and Termination
     10.1 The Board of Directors may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall, without the written consent of the affected Participants, alter or impair any rights of Participants under the Plan.
ARTICLE XI
Governing Law
     11.1 This Plan shall be construed and governed in all respects under and by the laws of the State of Maryland. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
ARTICLE XII
Headings
     12.1 Headings and subheadings in this Plan are inserted for convenience of reference only and constitute no part of this Plan.

ARTICLE XIII
Gender
     13.1 This Plan shall be construed, where required, so that the masculine gender includes the feminine.
ARTICLE XIV
Interpretation of the Plan
     14.1 The Board of Directors shall have sole and absolute discretion to administer, construe, and interpret the Plan, and the decisions of the Board of Directors shall be conclusive and binding on all affected parties.
ARTICLE XV
Legal Fees
     15.1 In the event any dispute shall arise between a Participant and the Bank or the Company as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action taken by a Participant to enforce the terms of this Plan or in defending against any action taken by the Bank or the Company, the Bank or the Company shall reimburse the Participant for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions: provided that the Participant shall return such amounts to the Bank or Company if he fails to obtain a final judgment by a court of competent jurisdiction (or a settlement of such dispute, proceedings, or actions) substantially in his favor. Such reimbursements to a Participant shall be paid within 10 days of the Participant furnishing written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant. Any such request for reimbursement by a Participant shall be made no more frequently than at 30 day intervals.
ARTICLE XVI
Effective Date; Section 409A Compliance
     16.1 The effective date of this Plan shall be January 1, 2007. Unless terminated earlier in accordance with Article X, this Plan shall remain in effect until all benefits payable hereunder have been made.
     16.2 Notwithstanding anything in this Plan to the contrary, however, the Plan and Agreements issued under the Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code, together with any guidance issued thereunder, including guidance issued after the effective date of the Plan. The Board of Directors reserves the right, in its discretion, to adopt such amendments to the Plan and other policies and procedures (including amendments, policies and procedures with retroactive effect), or to take any other actions its determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code.